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                                                                    Exhibit 23.7





        CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS






To the Board of Directors of
CNL Hospitality Properties, Inc.


We consent to the incorporation by reference in registration statement no. 333-115079 on Form S-3 of CNL Hospitality Properties, Inc. of our report dated October 28, 2003, with respect to the combined balance sheets of the Hotel del Coronado Entities as of December 31, 2002 and 2001, and the related combined statements of operations, changes in owner's equity, and cash flows for the years then ended, which report appears in the Form 8-K/A of CNL Hospitality Properties, Inc. filed February 10, 2004.


/s/ KPMG LLP
-------------------------------
Los Angeles, California
July 16, 2004